UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 7, 2008
Global Traffic Network, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51838	33-1117834
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

880 Third Avenue, 6th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)
(212) 896-1255
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
          On May 7, 2008, the registrant entered into a letter of intent with UBC Media Group plc to acquire UBC Media Group’s Commercial Division operations, which supplies traffic, news and entertainment information to approximately 250 radio stations in the United Kingdom in exchange for commercial airtime inventory that is then sold to advertisers. The letter of intent contemplates that the registrant will acquire the share capital of the UBC Media Group subsidiary that conducts its commercial division operations for GBP 15 million (approximately $29.6 million). In its discretion, the Company may elect to satisfy GBP 1 million (approximately $2 million) of the purchase price by issuing 208,209 shares of its common stock.
          Closing of the contemplated transaction will be contingent upon, among other things, satisfaction by the registrant of its due diligence investigation, negotiation of a mutually acceptable purchase agreement containing warranties, representations, indemnities, covenants, conditions and other terms customary for a transaction of this size and nature and receipt of approval by the shareholders of UBC Media Group.
          In connection with entering into the letter of intent, the Company has deposited GBP 350,000 (approximately $690,000) in earnest money into an escrow account that will be credited towards the purchase price at upon closing of the acquisition. The deposit is refundable if either UBC Media Group elects not to proceed with the transaction or if conditions specified in the letter of intent are not satisfied and the Company elects not to proceed. The deposit will be forfeited if the Company elects not to proceed with the transaction for other reasons. Subject to specified exceptions, the Company has agreed not to solicit radio stations currently serviced by UBC Media Group’s commercial division for a period of six months following an election by the Company not to proceed with the transaction for any reason.
          On May 7, 2008, the registrant issued a press release announcing entry into the letter intent, which press release is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d)       Exhibits.
          99.1     Press release dated May 7, 2008.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Traffic Network, Inc., a Nevada corporation

Date: May 13, 2008	By:	/s/ Scott E. Cody Scott E. Cody, Chief Operating Officer and Chief
Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated May 7, 2008.